Item 26 Exhibit (h) i. e. 3.

AMENDMENT TO PIMCO SERVICES AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of November 1, 2020 by and between Pacific Investment Management Company LLC (“PIMCO”), Massachusetts Mutual Life Insurance Company (“MassMutual”) and C.M. Life Insurance Company (“C.M. Life”) (together referred to as the “Companies”).

WITNESSETH

WHEREAS, PIMCO and Companies entered into that certain PIMCO Services Agreement for Administrative Class shares of PIMCO Variable Insurance Trust dated March 1, 2017 (the “Agreement”);

WHEREAS, PIMCO and the Companies desire to amend the Agreement;

WHEREAS, Section 6 of the Agreement provides that the Agreement may be amended by mutual written agreement of the parties;

WHEREAS, PIMCO and Companies seek to terminate those certain agreements previously entered into between the parties (“Previous Agreements”) as listed in Exhibit A hereto, upon the execution of this Agreement;

NOW, THEREFORE, PIMCO and the Companies, in consideration of the mutual covenants herein contained and for other good and valuable consideration, hereby agree as follows:

1.	Unless otherwise defined in this Amendment, the terms used herein shall have the same meanings they have in the Agreement.

2.	The title of the Agreement is hereby deleted in its entirety and replaced with the following:

“PIMCO SERVICES AGREEMENT”

3.	The first WHEREAS clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Companies, PIMCO Investments LLC, PIMCO Variable Insurance Trust (“PVIT” or the “Trust”) have entered into a Fund Participation Agreement dated April 21, 2006, as may be amended from time to time (the “Participation Agreement”), pursuant to which the Companies, on behalf of certain of its separate accounts (the “Separate Accounts”), purchases Administrative Class, Advisor Class, and Institutional Class shares (“Shares”) of certain Portfolios of the Trust (“Portfolios”) to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts (“Variable Contracts”) offered by the Companies, which Portfolios may be one of several investment options available under the Variable Contracts; and

2.	Section 2 of the Agreement is deleted in its entirety and replaced with the following:

2. Compensation. In consideration of the Services, PIMCO agrees to pay to the Companies a fee at an annual rate equal to [_____] of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears. For purposes of computing the payment to the Companies under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts’ aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each calendar day during the calendar month, and dividing by the total number of calendar days during such month. The payment to the Companies under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Companies within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Companies.

3.	Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

4.	The Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

PACIFIC INVESTMENT		MASSACHUSETTS MUTUAL LIFE
MANAGEMENT COMPANY LLC		INSURANCE COMPANY

By:	/s/ Robert O. Young	By:	/s/ Michael S. Dunn
Name:	Robert O. Young	Name:	Michael S. Dunn
Title:	Managing Director	Title:	Head of Institutional Insurance

C.M. LIFE INSURANCE COMPANY

		By:	/s/ Michael S. Dunn
		Name:	Michael S. Dunn
		Title:	Head of Institutional Insurance

EXHIBIT A

Previous Agreements

PIMCO Services Agreement for Advisor Class Shares of PIMCO Variable Insurance Trust between PIMCO and Companies dated April 21, 2006, as amended, assigned and/or novated.

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